Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Prestige Wealth Inc. on Amendment No. 3 to Form F-1 of our report dated February 10, 2023, with respect to our audits of the consolidated financial statements of Prestige Wealth Inc. as of September 30, 2021 and 2022 and for the years ended September 30, 2020, 2021 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

March 10, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com